Exhibit 99.1

Exactech Q1 Revenue Increases 9% to $43.3 Million

Net Income $2.5 Million and EPS of $0.19

GAINESVILLE, Fla. — April 29, 2009 — Exactech, Inc. (Nasdaq: EXAC), a developer and producer of bone and joint restoration products for hip, knee, shoulder, spine and biologic materials, announced today revenue of $43.3 million for the first quarter of 2009, a 9% increase over $39.8 million in the first quarter of 2008. Net income was $2.5 million, or $0.19 per diluted share, compared to $2.8 million, or $0.23 per diluted share, in the same quarter a year ago. Net income for the quarter, excluding pre-tax legal expenses and costs of $1.4 million related to the ongoing Department of Justice (DOJ) inquiry, was $3.3 million or $0.26 EPS.

First Quarter Highlights and Segment Performance

•	First quarter revenue increased 9% to $43.3 million

•	Net income excluding DOJ inquiry costs increased 12% to $3.3 million or $0.26 EPS

•	Knee implant revenue remained unchanged at $18.5 million

•	Hip implant revenue increased 3% to $6.5 million

•	Biologic and Spine revenue increased 6% to $7.1 million

•	Extremity implant revenue increased 57% to $5.8 million

•	Other products revenue increased 19% to $5.4 million, including $2.3 million of other revenue from our French distributor acquired in April 2008

Exactech Chairman and CEO Bill Petty said, “Our financial results for the quarter were within our expectations as our company performed well in a challenging economic environment. The slowdown in our major segments was offset by strong results in our extremity revenues and continued favorable comparisons in international sales.

“Sales from knee implants remained unchanged at $18.5 million for the first quarter of 2009. Hip implant sales for the first quarter were $6.5 million, a 3% increase from revenue of $6.4 million in the first quarter of 2008, due to domestic strength in our Novation® hip products. Biologic-spine revenue was up 6% to $7.1 million from $6.7 million in the same quarter last year. Extremity revenues increased to $5.8 million, a 57% increase from last year’s revenue of $3.7 million, as a result of the continued momentum of our Equinoxe® shoulder products. Other products increased 19% to $5.4 million.”

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Exactech President David Petty said, “Continued progress of our French distributor was the primary driver behind a 9% increase in international sales to $12.5 million from $11.5 million in the first quarter of 2008. International sales for the quarter remained at 29% of total sales, identical with last year. U.S. sales increased 9% to $30.8 million compared with $28.3 million in the first quarter of 2008.”

Chief Financial Officer Jody Phillips said, “Net income for the quarter was down 12% to $2.5 million from $2.8 million in the same quarter last year primarily due to legal costs that masked a solid operating performance. During the quarter, legal and other expenses related to the DOJ inquiry were $874,000, net of tax, compared to $188,000 of DOJ-related expenses in the first quarter of 2008. Excluding the impact of the DOJ-related expenses, our net income increased 12%. Gross margins increased to 66.5% in 2009 from 62.9% in 2008, primarily as a result of a stable mix of domestic and international sales and continued benefit from our internal manufacturing cost reduction efforts.

“Total operating expenses for the quarter were $24.7 million, an increase of 20% from $20.6 million in the comparable period. As a percentage of sales, operating expenses increased to 57% from 52% for 2008. Total sales and marketing expenses were up 18%, and increased to 34% as a percentage of sales from 31% during 2008. General and administrative expenses including DOJ-related expenses of $1.4 million increased 29% in the first quarter to $5.1 million from $3.9 million during the first quarter of 2008. Research and development expenses increased 12% to $2.9 million from $2.6 million in the first quarter of 2008, reflecting our continuing focus on development of products.”

Looking forward, Exactech updated its revenue targets for 2009 to a range of $176 million to $184 million and diluted earnings per share for the year 2009 in the range of $1.02 to $1.08. For the second quarter ending June 30, 2009, the company targets revenue in the range of $44 million to $46 million and diluted earnings per share in the range of $0.26 to $0.28. These EPS target ranges exclude the impact of DOJ inquiry costs. The foregoing statements regarding targets for the quarter and full year are forward-looking and actual results may differ materially. These are the company’s targets, not predictions of actual performance.

The financial statements are below.

The company has scheduled a conference call at 10:00 a.m. Eastern Time on Thursday, April 30. The call will cover the company’s first quarter results. CEO Bill Petty will open the conference call and a question-and-answer session will follow.

To participate in the call, dial 1-888-549-7750 any time after 9:50 a.m. EDT on April 30. International and local callers should dial 1-480-629-9868. While in conference, if callers should require operator assistance, they can press the star followed by the zero button. This will call an operator to the line.

A live webcast of the call will be available at http://viavid.net/dce.aspx?sid=000062D1. A podcast will be available approximately one hour after the event ends and can be accessed at http://viavid.net/mp3/000062D1.mp3. Both will be archived for approximately 90 days.

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About Exactech

Based in Gainesville, Fla., Exactech develops and markets orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech’s orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States and Australia, in addition to more than 30 markets in Europe, Asia and Latin America. Additional information about Exactech, Inc. can be found at http://www.exac.com. Copies of Exactech’s press releases, SEC filings, current price quotes and other valuable information for investors may be found at http://www.exac.com and http://www.hawkassociates.com.

An investment profile on Exactech may be found at http://www.hawkassociates.com/profile/exac.cfm.

Investors may contact Chief Financial Officer Jody Phillips at 352-377-1140 or Julie Marshall or Frank Hawkins, Hawk Associates Inc., at 305-451-1888, e-mail: exactech@hawkassociates.com. To receive future releases in e-mail alerts, sign up at http://www.hawkassociates.com/about/alert.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company’s dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company’s products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.

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EXACTECH, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	(unaudited)	(audited)
	March 31,	December 31,
	2009	2008
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,375	$3,285
Accounts receivable, net of allowances of $1,307 and $1,006	33,910	31,750
Prepaid expenses and other assets, net	1,845	2,193
Income taxes receivable	190	359
Inventories - current	61,059	61,866
Deferred taxes	1,363	1,119

Total current assets	100,742	100,572

PROPERTY AND EQUIPMENT:
Land	1,225	1,231
Machinery and equipment	22,771	21,528
Surgical instruments	40,990	38,012
Furniture and fixtures	2,767	2,746
Facilities	13,498	13,551
Projects in process	2,141	2,221

Total property and equipment	83,392	79,289
Accumulated depreciation	(34,969)	(32,950)

Net property and equipment	48,423	46,339

OTHER ASSETS:
Deferred financing and deposits, net	1,915	2,252
Other investments	1,328	1,387
Non-current inventory	1,904	—
Product licenses and designs, net	3,065	2,724
Customer relationships, net	2,179	2,418
Patents and trademarks, net	2,182	2,272
Goodwill	9,652	9,556

Total other assets	22,225	20,609

TOTAL ASSETS	$171,390	$167,520

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$14,290	$13,065
Income taxes payable	981	242
Accrued expenses and other liabilities	7,456	7,067
Current portion of long-term debt	1,370	1,415

Total current liabilities	24,097	21,789

LONG-TERM LIABILITIES:
Deferred tax liabilities	1,368	835
Line of credit	14,253	14,802
Long-term debt, net of current portion	7,316	7,610
Other long-term liabilities	849	869

Total long-term liabilities	23,786	24,116

Total liabilities	47,883	45,905

SHAREHOLDERS’ EQUITY:
Common stock	127	127
Additional paid-in capital	51,678	51,223
Accumulated other comprehensive income (loss), net of tax	(2,047)	(1,019)
Retained earnings	73,749	71,284

Total shareholders’ equity	123,507	121,615

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$171,390	$167,520

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EXACTECH, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(Unaudited)

	Three Month Periods
	Ended March 31,
	2009	2008
NET SALES	$43,304	$39,791

COST OF GOODS SOLD	14,507	14,766

Gross profit	28,797	25,025

OPERATING EXPENSES:
Sales and marketing	14,596	12,335
General and administrative	5,084	3,938
Research and development	2,853	2,551
Depreciation and amortization	2,179	1,726

Total operating expenses	24,712	20,550

INCOME FROM OPERATIONS	4,085	4,475

OTHER INCOME (EXPENSE):
Interest income	6	3
Other income	—	485
Interest expense	(150)	(295)
Foreign currency exchange loss	(33)	(54)

Total other expenses	(177)	139

INCOME BEFORE INCOME TAXES	3,908	4,614

PROVISION FOR INCOME TAXES	1,443	1,712

INCOME BEFORE EQUITY IN NET LOSS OF OTHER INVESTMENTS	2,465	2,902

EQUITY IN NET LOSS OF OTHER INVESTMENTS	—	(98)

NET INCOME	$2,465	$2,804

BASIC EARNINGS PER SHARE	$0.19	$0.24

DILUTED EARNINGS PER SHARE	$0.19	$0.23

SHARES - BASIC	12,716	11,688

SHARES - DILUTED	12,859	12,128

Adjusted net income to exclude the effect of DOJ related expenses:
Net Income	$2,465	$2,804
Adjustments for DOJ related expenses:
DOJ related expenses, pre-tax	1,391	299
Income tax benefit	(517)	(111)

	874	188

Adjusted net income - excluding DOJ related expense	$3,339	$2,992

Diluted earnings per share	$0.19	$0.23
Adjustment of DOJ related expenses, net	0.07	0.02

Adjusted diluted earnings per share	$0.26	$0.25

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EXACTECH INC.